Exhibit 77(q)(1)(e)(4)

                               AMENDED SCHEDULE A

                               with respect to the

                              AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                                ING EQUITY TRUST

                                       and

                              ING INVESTMENTS, LLC


                                          Annual Investment Management Fee
                                          --------------------------------
Series                             (as a percentage of average daily net assets)
------

ING Disciplined LargeCap Fund                        0.70%

ING LargeCap Value Fund                0.90% on first $50 million of assets
                                       0.85% on next $450 million of assets
                                                0.80% thereafter

ING MidCap Opportunities Fund          1.00% on first $500 million of assets
                                                0.90% thereafter

ING MidCap Value Fund                  1.00% on first $50 million of assets
                                                0.90% thereafter

ING Real Estate Fund                                 0.70%

ING SmallCap Opportunities Fund      1.00% of the first $100 million of assets
                                     0.90% of the next $150 million of assets
                                     0.80% of the next $250 million of assets
                                     0.75% of assets in excess of $500 million

ING SmallCap Value Fund                1.00% on first $50 million of assets
                                                0.90% thereafter